CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION REPUBLIC RESOURCES, INC.

        We, the undersigned, Patrick J. Duncan, President, and Marilyn L. Adams, Secretary, of Republic Resources, Inc., a Nevada corporation, do hereby certify as follows:

         ONE: We are the duly elected and acting President and Secretary, respectively, of Republic Resources, Inc. (the "Corporation").

         TWO: The Corporation's Amended and Restated Articles of Incorporation were filed with the Secretary of State of the state of Nevada on July 11, 2001.

         THREE: This Certificate of Amendment of Articles of Incorporation constitutes an amendment of the Amended and Restated Articles of Incorporation in accordance with Nevada Revised Statutes, Section 78.385.

         FOUR: The Certificate of Amendment of Articles of Incorporation was adopted unanimously by the Board of Directors on January 31, 2002, and by the vote of stockholders at a Special Meeting of Stockholders held on April 4, 2002. Stockholders holding voting shares in the Corporation entitling them to exercise at least a majority of the voting power for each class of the Corporation's securities required to vote to amend the Amended and Restated Articles of Incorporation of the Corporation voted in favor of adoption of the Amended and Restated Articles of Incorporation.

         FIVE: The directors of the Corporation have adopted, and the stockholders have duly approved the following resolution:

                RESOLVED, that Article III of the Amended and Restated Articles of Incorporation of Republic Resources, Inc. shall be amended to increase the number of authorized shares of $0.10 par value Common Stock that the Corporation is authorized to issue to 30,000,000 shares such that after such amendment, Article III of the Amended and Restated Articles of Incorporation shall read and provide as follows:

Article III
Capital

                 3.1. Authorized Capital. The aggregate number of shares which the Corporation shall have authority to issue shall be 30,000,000 shares of common stock, par value $0.10 per share ("Common Stock"), and 605,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The designations, preferences, limitations and relative rights of shares of each class of stock shall be as set forth below:

                 3.2. Common Stock. The holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preferences applicable to the outstanding Preferred Stock. All Common Stock, when duly issued, shall be fully paid and non-assessable. Each holder of Common Stock shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share held by him as there are directors to be elected by the Common Stockholders and for whose election the stockholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise. The holders of Common Stock shall be entitled to receive dividends as they may be declared from time to time by the Board of Directors.

                 3.3. Preferred Stock. The Corporation may issue the Preferred Stock from time to time in one or more series with such distinctive designations, rights, preferences, privileges and limitations as the Board of Directors shall determine. The Board of Directors hereby is expressly vested with the authority to fix and determine the relative rights and preferences of each such series of Preferred Stock to the full extent permitted by these Articles of Incorporation and the General Corporation Law of Nevada in respect to the following:

      The rate of dividend, if any, the time of payment of dividends, when the dividends are cumulative, and the date from which any dividends shall accrue;

      Whether shares may be redeemed and if so, the redemption price and the terms and conditions of redemption;

      The amount payable upon shares in event of either voluntary or involuntary liquidation;

      Sinking fund or other provisions, if any, for the redemption or purchase of shares;

      The terms and conditions on which shares may be converted, however, if the shares of any series are issued with the privilege of conversion, the price at which such shares may or shall be converted must be fixed at the time of issuance;

      Voting powers, if any; and

      Any other rights or privileges authorized or permitted under the General Corporation Law of Nevada.

        Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series. The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects.

                 3.4. No Preemptive Rights. No stockholder of the Corporation shall be entitled as of right to acquire unissued shares of the Corporation or securities convertible into such shares or carrying a right to subscribe for or to acquire such shares when issued by the Corporation, unless expressly provided to holders of Preferred Stock at the time of issuance.

        SIX: The foregoing resolutions adopting the Certificate of Amendment to the Articles of Incorporation are true, correct and exact copies of the resolutions adopted effective April 4, 2002 and they are currently in full force and effect and have not been altered, amended, modified, rescinded or revoked.

         IN WITNESS WHEREOF, the undersigned President and Secretary of Republic Resources, Inc. have executed this Amended and Restated Articles of Incorporation this 4th day of April, 2002

                                                                         Republic Resources, Inc.

                                                                        By:/s/ Patrick J. Duncan
                                                                                  Patrick J. Duncan, President

                                                                        By:/s/ Marilyn L. Adams
                                                                                  Marilyn L. Adams, Secretary